EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (this "**Agreement**"), dated effective as of December 27, 2022, is entered into by and among Hyzon Motors Technology (Shanghai) Co., Ltd. (海易森汽车科技(上海)有限公司), a limited company organized under the laws of the People's Republic of China ("**Seller**"); Hyzon Motors Technology (Guangdong) Co., Ltd. (海易森汽车科技（广东）有限公司), a limited company organized under the laws of the People's Republic of China ("**Company**"); and Hymas PTE Ltd, a company organized under the laws of Singapore ("**Buyer**"). Each of the above entities may be referred to as a "**Party,**" and collectively as the "**Parties.**"

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding equity interest of Company (the "**Shares**");

WHEREAS, Hyzon Motors Inc., a Delaware corporation ("**HMI**") beneficially owns, indirectly, one hundred percent (100%) of the issued and outstanding equity interest of Seller;

WHEREAS, HMI is a publicly-traded company listed on the NASDAQ under symbol HYZN;

WHEREAS, Buyer owns 155,639,006 shares of common stock of HMI, representing approximately 62.75% of the issued and outstanding shares of HMI; and

WHEREAS, Buyer desires to purchase the Shares from Seller pursuant to the terms and conditions contained herein to be funded by the purchase by HMI from Buyer of a certain number of shares of common stock of HMI owned by Buyer (the "**Hymas Shares**") as set forth in the share buyback agreement between HMI and Buyer, which is attached hereto and incorporated herein as <u>Exhibit A</u> (the "**Share Buyback Agreement**").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. <u>Buyback of the Hymas Shares</u>. Buyer shall enter into the Share Buyback Agreement with HMI in the form as attached hereto as <u>Exhibit A</u>. The number of Hymas Shares to be repurchased and the amount to be paid by HMI are intended to cover the Purchase Price (as defined below) and the working capital needs of Company.

2. <u>Purchase and Sale</u>. Subject to the terms and conditions set forth herein, at the Closing (as defined in **Section 3**), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Shares. The aggregate purchase price for the Shares shall be three million one hundred forty-three thousand nine hundred ninety-seven and no/100 dollars (USD $3,143,997.00) (the "**Purchase Price**").

(a) <u>Payment of Purchase Price</u>. The Purchase Price shall be paid as set forth in Section 9(c) below.

(b) <u>Adjustment to Purchase Price</u>. The Parties acknowledge that there are certain uncertainties related to the Zoomlion Refund (as defined below) and the Fulongma Contract (as defined below) that may result in costs or expenses to Company post-Closing that may not adequately reflected in the valuations used to determine the Purchase Price. Accordingly,

depending on the outcome of certain events as described below, the Parties agree to a post-Closing adjustment to the Purchase Price as set forth in this subsection (the "**Post-Closing Adjustment**"). The Post-Closing Adjustment shall consist of (i) an adjustment based on the payment of Zoomlion Refund (the "**Zoomlion Refund Adjustment**"); and (ii) an adjustment based on the payment of the Fulongma Refund (the "**Fulongma Contract Adjustment**").

(i) Zoomlion Refund Adjustment. Company has reached an agreement with Changsha Zoomlion Environmental Industry Co., Ltd. (长沙中联重科环境产业有限公司) ("**Zoomlion**") that they will terminate the Product Purchase and Sale Agreement with respect to 8 fuel cell compression vehicles entered into in June 2022 between Company and Zoomlion with a total purchase price of RMB 8,728,000 and Zoomlion will refund RMB 2,344,264.28 ("**Zoomlion Refund**") to Company. Buyer and Seller shall fully cooperate with Company in getting the Zoomlion Refund and shall not take any action that may impair Company's right to receive the Zoomlion Refund. Buyer shall promptly notify Seller once the Zoomlion Refund has been received by Company. If Company does not receive the full amount of the Zoomlion Refund within sixty (60) days after the Closing, Seller shall reimburse Buyer for any difference between the full amount of the Zoomlion Refund and the amount of refund actually received by Company from Zoomlion as the Zoomlion Refund Adjustment, provided that any additional amount received from Zoomlion thereafter shall belong to Seller and Company shall promptly pay such amount to Seller.

(ii) Fulongma Contract Adjustment. Company and Buyer or its Affiliate have reached the following tri-party agreement with Fulongma concerning that certain sales contract between Company and Fulongma, Contract No. NPFSSZ20220322FLM, dated March 22, 2022 (the "**Fulongma Contract**") and that certain contract between Fulongma and Buyer's Affiliate: (a) with respect to the trucks already delivered under the Fulongma Contract, Fulongma shall (i) pay RMB 2,216,000 to Company and (ii) pay RMB 6,220,000 to Buyer or its Affiliate, whereupon Buyer or its Affiliate shall in turn pay RMB 3,910,000 to Company; and (b) with respect to the trucks to be delivered under the Fulongma Contract, the Company has paid RMB 6,968,400 to Fulongma as prepayment and Fulongma will retain and deduct RMB 7,551,100 from the prepayment made by Company and from the amount payable by Fulongma to Company in (i) immediately above to compensate its costs and expenses incurred. As a result, Fulongma shall pay, after offsetting the payments in (i) and (ii) above, RMB 1,633,300 (calculated as follows: 2,216,000 + 6,986,400 – 7,551,100) to Company and RMB 6,220,000 to Buyer or its Affiliate (the "**Fulongma Refund**") and shall enter into an agreement with Company and Buyer or its Affiliate to document such arrangement (the "**Fulongma Agreement**"). Seller agrees to make available to Buyer and Company one of Seller's employees, Allen Xu, to reasonable cooperate with Buyer (Buyer's representative, Qian Jiran), Company and Fulongma regarding the Fulongma Refund and the Fulongma Agreement. Buyer and Company shall fully cooperate with Seller in the negotiation and execution of the Fulongma Agreement. Buyer and Company shall not, and shall cause their Affiliates not to, take any action that may impair Company or Buyer or its Affiliate's right to receive the Fulongma Refund. Buyer shall promptly notify Seller once the Fulongma Refund has been received by Company and/or Buyer or its Affiliate. If the Fulongma Agreement has not been entered into by Fulongma or the Fulongma Refund has not been paid by Fulongma within six (6) months after the Closing, then the Parties agree that Seller will pay Buyer two million RMB (RMB 2,000,000.00) as the Fulongma Contract Adjustment.

(iii) Payment of Post-Closing Adjustment. Payment of the Zoomlion Refund Adjustment, if any, shall be due within ninety (90) days from the Closing Date and payment of

the Fulongma Contract Adjustment, if any, shall be due within two hundred ten (210) days from the Closing Date. The payment in each case shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer. The Parties agree that the Post-Closing Adjustment amount shall not bear interest and Seller shall not be responsible to pay any interest to the recipient of the Post-Closing Adjustment amount.

3. Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place on the Effective Date of this Agreement (the "**Closing Date**") remotely by exchange of documents and signatures (or their electronic counterparts), wire transfer of the required funds, and electronic transfer in book entry form of the Hymas Shares to HMI. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01am Eastern Standard Time on the Closing Date. The parties acknowledge that although the steps outlined in Section 9 below may occur after the Closing Date to accommodate for local law and the international transfer of funds, the transaction (and the ownership of Company) shall be deemed closed and final as of the Closing Date.

(a) Closing Deliverables. At the Closing, the following deliverables shall be delivered as set forth below:

(i) Seller shall deliver to the Company a capital contribution certificate (if any) for cancellation;

(ii) Seller shall deliver the chops and related documents of the Company (each as detailed on Schedule 3(a)(ii) of this Agreement) to Buyer;

(iii) Buyer shall deliver to Seller the Share Buyback Agreement executed by Buyer;

(iv) Seller shall deliver to Buyer the Share Buyback Agreement executed by HMI;

(v) Upon confirmation that HMI's transfer agent, Continental, has received the original executed Stock Power (as defined and described in the Share Buyback Agreement), HMI shall deliver the "Total Buyback Price" as set forth in the Share Buyback Agreement in immediately available funds by wire transfer to the account designated by Buyer; and

(vi) Upon receipt of the Total Buyback Price, Buyer shall confirm in writing to Continental, which shall then be instructed to release the executed Stock Power and effectuate the transfer of the shares to HMI .

4. Representations and Warranties of each Party. Each Party hereby represents and warrants to the other Parties as follows:

(a) The Party is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction as set forth in the Preamble to this Agreement.

(b) The Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The Party has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the

consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Party and constitutes the Party's legal, valid and binding obligation, enforceable against the Party in accordance with its terms.

(c) The execution, delivery and performance by the Party of this Agreement does not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Party is a party or is subject.

(d) No governmental, administrative or other third-party consents or approvals are required by or with respect to the Party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Party, threatened against or by the Party that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Party.

(g) The Party (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions, (ii) is able to bear the risk of an entire loss related to such transactions, and (iii) is consummating the transactions with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(h) The Party acknowledges that (i) the other Parties are relying on such party's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions; and (ii) without such representations, warranties and agreements, the other Parties would not enter into this Agreement or engage in the transactions.

5. Representations and Warranties of Seller. Seller hereby represents and warrants to the other Parties as follows (for purposes of this Section 5, "Seller's knowledge," or "knowledge of Seller," or any similar phrases shall mean the actual knowledge of Seller's directors and managers):

(a) The Shares held by the Seller have been registered with the State Administration for Market Regulation or its Foshan branch in accordance with the Company Law of the People's Republic of China, which are free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind ("**Encumbrances**"). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances.

(b) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements or commitments relating to the equity interest of the Company or obligating Seller or the Company to issue or sell any equity interest of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

(c) Copies of the Company's unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2022, the related statements of income and retained earnings for the nine-month period ended on the September 30, 2022, and the proforma financials as of December 5, 2022 (the "**Financial Statements**") have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in China from time to time ("**GAAP**") (except for the proforma financials as of December 5, 2022, which were prepared using US GAAP), applied on a consistent basis throughout the period involved. To Seller's knowledge, (i) the Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, subject to normal year-end audit adjustments; and (ii) the worksheets emailed separately to Buyer by Seller entitled "Summary-English" and "Guangdong Contracts Nov 16th" and confirmed by Buyer are true and accurate in all material respects. For purposes of this Agreement, the proforma balance sheet of the Company as of December 5, 2022 is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date.**"

(i) Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date. Buyer agrees to waive any recourse against Seller in the event (A) any unrecorded liabilities and expenses on the Balance Sheet, (B) any material changes between the Balance Sheet Date and the Closing Date other than those in the ordinary course, and/or (C) any reconciliations between the proforma financials as of December 5, 2022 prepared under US GAAP compared to China GAAP, collectively result in a negative impact of less than one million RMB (RMB 1,000,000.00). If collectively the impact is one million RMB (RMB 1,000,000) or greater, then Seller shall true-up such amounts in payment to Buyer in immediately available funds an amount equal to the total liability and expenses as set forth in (A), (B), and (C) above.

(ii) To Seller's knowledge, there are no claims, actions, suits, investigations or other legal proceedings (collectively, "**Actions**") pending against the Company.

(d) The Company has filed (taking into account any valid extensions) all material returns, declarations, reports, information returns and statements and other documents required to be filed by the Company with respect to taxes (collectively, "**Tax Returns**").

6. Representation and Warranties of Buyer. Buyer hereby represents and warrants to the other Parties as follows:

(a) Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

(b) Buyer has evaluated the merits and risks of the transactions based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the transactions without reliance on any advice from Seller, or any representation or warranty of Seller other than the representations and warranties made by Seller under this Agreement.

7. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

8. No Waiver of Rights. For the avoidance of doubt and in reference to the Intellectual Property Agreement dated as of January 12, 2021 by and among Jiangsu Qingneng New Energy Technologies Co., Ltd., Shanghai Qingneng Horizon New Energy Ltd. (both affiliated parties of Buyer), and Hyzon Motors Inc. (the parent company of Seller), as amended from time to time (the "**IP Agreement**"), by transferring the Shares of the Company to Buyer, the parties to the IP Agreement in no way waive or relinquish any of their rights in and to the IP Agreement.

9. Further Assurances. Following the Closing, each of the Parties, and the Parties' respective Affiliates, shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including without limitation the following actions:

(a) complete the registration with the State Administration for Market Regulation or its Foshan branch to show the transfer of Shares from Seller to Buyer;

(b) complete the foreign exchange registration with the bank in accordance with Chinese law to show the transfer of Shares from Seller to Buyer;

(c) as soon as practicable, but in no event no longer than five (5) business days following completion of steps 9(a) and 9(b), and upon opening of Seller's asset realization account as required under local law, Buyer shall pay the Purchase Price in USD by wire transfer in immediately available funds to Seller's asset realization account;

(d) unless able to accomplish prior to Closing, transfer of title and/or registration of any finished vehicles to Company that may be in the name of Seller rather than Company;

(e) repayment by Company of all amounts due under the intercompany loan(s) between Company and Seller in the amount of thirteen million eighty thousand and no/100 RMB (RMB 13,080,000.00) within the same period of time as payment of the Purchase Price as set forth in Section 9(c) above.

(f) repayment by Company to Seller in the amount of ten million three hundred eighty-five thousand and NO/100 RMB (RMB 10,385,000) within the same period of time as payment of the Purchase Price as set forth in Section 9(c) above, which amount is pursuant to that certain Assignment Agreement of even date herewith among Seller, Company and Guangdong Qingneng New Energy Technology Co., Ltd., an Affiliate of Buyer.

(g) Buyer shall legally change the name of Company to remove any reference to "Hyzon" or its Chinese equivalent in Company's legal name within thirty (30) days after the Closing.

(h) As part of the Fulongma Agreement (as defined in Section 2(b)(ii) above), Company and Buyer intend to include a provision that would require Fulongma to transfer the full amount of any government subsidies that may be available for the trucks referenced in the Fulongma Agreement to Company, less any related tax costs to Fulongma, with the understanding that if such subsidy is paid directly to Buyer or Buyer's Affiliate, as the manufacturer of the fuel cells, then Company would not require Fulongma to transfer such subsidy to Company (such provision to be referred to as the "**Fulongma Subsidy Provision**"). Seller warrants to Buyer that the Fulongma Subsidy Provision shall be included in the final executed Fulongma Agreement; provided, however, that (i) Buyer and Company shall fully cooperate with Seller in the

negotiation and execution of the Fulongma Agreement; and (ii) Buyer and Company shall not, and shall cause their Affiliates not to, take any action that may impair inclusion of the Fulongma Subsidy Provision in the Fulongma Agreement.

10. Indemnification.

(a) Indemnification. Each Party (the "**Indemnifying Party**") shall indemnify, defend and hold harmless the other Party, its Affiliates, their successors and assigns, and any shareholder, member, director, officer, manager, employee or agent thereof (the "**Indemnified Party**") from and against any third-party claims, losses, damages, costs and expenses (including reasonable attorneys' fees) (collectively, "**Losses**") arising out of, caused by or in connection with: (i) any inaccuracy in or breach of any of the representations or warranties of such Party contained in this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Indemnifying Party pursuant to this Agreement; or (iii) the actions or omissions of Company (a) in the case of Seller as Indemnifying Party, prior to the Closing Date, and (b) in the case of Buyer as Indemnifying Party, on and following the Closing Date.

(b) Limitations. In the case of Losses under subsection (iii) above, the Parties agree that liquidated damages related to the late delivery of vehicles prior to the Closing Date shall not be deemed Losses under this Agreement for which Seller would be obligated to indemnify Buyer, as such liquidated damages have been factored into and included in the calculation of the amount of the Purchase Price. In the case of Losses under subsection (iii), prior to seeking indemnification from Seller, Buyer shall exhaust all warranty provisions with any suppliers in the event such Loss is caused by or covered by a warranty of the supplier. Indemnifying Party's obligation to indemnify Indemnified Party shall not apply to the extent such Losses are caused by Indemnified Party, including without limitation any Losses related to the fuel cells in Company's vehicles, which are supplied by Buyer or Buyer's Affiliates. The aggregate amount of all Losses for which Seller shall be liable to Buyer pursuant to Section 10(a) above shall not exceed the Purchase Price.

(c) Notice to Indemnifying Party. If a Party hereto shall receive notice or have knowledge of any Losses that may result in a claim for indemnification by such Party under this Agreement, such Indemnified Party shall, as promptly as practical, give written notice to the Indemnifying Party of the facts and circumstances relating to such claim and complete copies of all notices, pleadings or other papers related thereto. Failure to give such notice or to provide such information shall not relieve Indemnifying Party owing an indemnity obligation under this Agreement from the obligation to provide a defense and indemnity to the Indemnified Party failing to give notice hereunder; provided the Indemnifying Party or its insurer(s) have not been prejudiced by such failure to give notice or provide information.

(d) Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

11. Limitation of Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES (INCLUDING LOST PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF HOW CAUSED OR REGARDLESS OF THE THEORY OF LIABILITY OR RECOVERY.

12. Set Off. Upon failure of Buyer to make or to supervise Company to make any of the post-Closing payments set forth in Sections 9(c), 9(e), and 9(f) within the time period specified, and if such failure is not cured within ten (10) days from written notice by Seller to Buyer of such failure, Seller is authorized at any time after such cure period, to the fullest extent permitted by law, to set off any liability of Buyer, or Company, or Buyer's Affiliates, to Seller, or Seller's Affiliates, whether such liability is present or future, liquidated or unliquidated, and whether or not such liability arises under this Agreement. If the liabilities are expressed in different currencies, Seller may convert such liability at a market rate of exchange for purpose of set-off. Seller agrees promptly to notify Buyer after any such set-offs made by Seller. After the completion of the set-off, it shall be deemed that Buyer and Company have paid the amount set forth in Sections 9(c) ,9(e), and 9(f), which does not constitute a breach of the Agreement. "Affiliates" means any entity that controls, is under common control with, or is controlled by a Party, where "control" means the ownership, direct or indirect, of a majority of an entity's equity or some other interest entitling or otherwise allowing the owner to direct the affairs of such entity, specifically including without limitation, any and all subsidiaries and affiliates of which either Party owns, directly or indirectly, more than fifty percent (50%) of the voting securities, or less than fifty percent (50%) in countries that prohibit majority foreign ownership, provided that the Party has voting control of such entity; *provided, however,* that for purposes of this Agreement, Buyer shall not be deemed an "Affiliate" of HMI and any of the entities HMI controls, and vice versa.

13. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

14. Confidentiality. The term "**Confidential Information,**" as used in this Agreement shall mean any and all information disclosed or conveyed by one Party or its agents (the "**Disclosing Party**") to another Party or its agents (the "**Recipient**") in or via any conference, conversation or meeting (face-to-face, video, telephone, web or otherwise); document (e-mail, facsimile, instant message, presentation, regular mail, request for proposal, letter, memorandum, writing, or otherwise); or any other type of conveyance including but not limited to information pertaining to or related to: (i) current or future products and services; accounting, asset, business, commercial, corporate, developmental, distribution, financial, growth, human resources, intellectual property, investment, licensing, marketing, manufacturing, operations, pricing, production, real estate, research, or technical data, methods, plans, policies, presentations, processes, programs, procedures, records or strategies; customer and prospective customer accounts and lists; and any other business, commercial or technical information relating to the Disclosing Party's current or prospective businesses, facilities or properties; (ii) this Agreement or its terms or subject matter; (iii) anything marked or otherwise identified by the Disclosing Party as confidential, restricted, proprietary, or secret; and (iv) anything disclosed or observed under circumstances under which a reasonable person would understand that such information is or should be confidential or proprietary to the Disclosing Party. Each Party agrees to hold all Confidential Information in strict confidence and to not use or disclose it to any entity or individual for any purpose other than as set forth in this Agreement, without the prior written consent of the Disclosing Party. Recipient shall obligate its employees or agents who have or shall receive any part of the Confidential Information to not use or disclose it except as permitted herein. Upon written notice from the Disclosing Party, or upon the termination of this Agreement, all copies of the Confidential Information shall be returned to the Disclosing Party or destroyed/deleted within ten (10) days of such request; provided, however, that Recipient shall have the right to maintain one archived copy for its records and defense of claims and litigation and Recipient may destroy any archival copies upon its scheduled destruction procedures in accordance with its retention schedule. If the Disclosing Party elects to have the Confidential Information destroyed/deleted, Recipient shall

certify the destruction/deletion of same within the time period set forth in this Section. The above-stated provisions on confidentiality and use shall not extend to any information that: (a) at the time of disclosure to the Recipient, was already in the public domain; (b) after disclosure to the Recipient, has been published or otherwise becomes part of the public domain through no fault of the Recipient; (c) was known to the Recipient before disclosure by the Disclosing Party on a nonconfidential basis; (d) is disclosed to Recipient by a third party subsequent to disclosure by Disclosing Party, without restriction on disclosure and use, provided that the third party has not received it from Disclosing Party; or (e) was independently developed by the Recipient without using any of the Disclosing Party's Confidential Information. In the event a court order or governmental regulation requires the Recipient to disclose all or part of the Confidential Information, Recipient shall give the Disclosing Party prior written notice of the scope of the anticipated disclosure so as to enable the Disclosing Party to undertake all reasonable efforts to have such court or governmental agency maintain the secrecy and confidentiality of the Confidential Information. In addition to other remedies, each Party acknowledges that monetary damages may be insufficient for any breach of this Section, and a Party shall be entitled to seek specific performance and injunctive and equitable relief as a remedy if a material breach of this Section is established. The Parties' obligations under this confidentiality provision shall continue for a period of two (2) years after the expiration or termination of this Agreement.

15. Publicity. Notwithstanding the above Confidentiality provisions, Buyer understands that Seller's ultimate parent company is a publicly-traded company and may need to publicly disclose this Agreement and certain of its provisions.

16. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "**Notice**") shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

To Buyer:

Hymas Pte Ltd.
Attn: Jack Zhang
48 Toh Guan Road East
Enterprise Hub
#05-124
Singapore 608586
Email: jack.zhang@horizonfuelcell.com

To Seller or Company:

Hyzon Motors Technology (Shanghai) Co., Ltd.
Attn: Parker Meeks, Executive Director
599 S. Schmidt Road
Bolingbrook, Illinois 60440
USA
Email: parker.meeks@hyzonmotors.com

with a copy to:

Hyzon Motors USA Inc.
Attn: John Zavoli, General Counsel
599 S. Schmidt Road
Bolingbrook, Illinois 60440
USA
Email: john.zavoli@hyzonmotors.com

17. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

18. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

19. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable under Chinese law, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision under Chinese law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the People's Republic of China without giving effect to any choice or conflict of law provision or rule. The Parties agree to exclusive arbitration to be conducted in the English language in Singapore before the International Court of Arbitration of the International Chamber of Commerce; provided further, however, that nothing in this Agreement shall preclude either Party from seeking interim measures of protection (including injunctive relief) in any court of competent jurisdiction in China.

23. Language. The Parties agree that the English language shall control and govern this Agreement and that any translations in Chinese or otherwise shall be for convenience only.

24. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument. The Parties may sign this Agreement using an electronic signature (whether by pdf scan or utilization of an industry-standard electronic signature platform or application). Signing this Agreement using an electronic signature shall be the legal equivalent of having placed a handwritten signature on this Agreement and shall be binding in the same manner as if signed by hand.

25. Simple agreement. In order to facilitate the completing the registration with the State Administration for Market Regulation or its Foshan branch to show the transfer of Shares from

Seller to Buyer, the Buyer and the Seller will sign a simple version of equity transfer agreement. If the foregoing agreement is different from this Agreement, this Agreement shall prevail.

[Signatures on following page; remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Equity Transfer Agreement on the date first written above.

BUYER:

HYMAS PTE LTD

Signature:____________________
Name:
Title:

SELLER:

HYZON MOTORS TECHNOLOGY (SHANGHAI) CO., LTD.
(海易森汽车科技(上海)有限公司)

Signature: [signature]
Name: George Gu
Title: Executive Director

COMPANY:

HYZON MOTORS TECHNOLOGY (GUANGDONG) CO., LTD.
(海易森汽车科技（广东）有限公司)

Signature: [signature]
Name: George Gu
Title: Executive Director

IN WITNESS WHEREOF,the Parties hereto have exccuted this Equity Transfer Agrecment on the date first written above.

BUYER;

HYMAS PTE LTD

Signature: ______________________

Name: 张弛

Title: Group CEO

SELLER:

HYZON MOTORS TECHNOLOGY (SHANGHAI) CO.,LTD
(海易森汽车科技(上海)有限公司)

Signature: ______________________

Name: George Gu

Title: Executive Director

COMPANY:

HYZON MOTORS TECHNOLOGY (GUANGDONG) CO.,LTD
(海易森汽车科技(广东)有限公司)

Signature: ______________________

Name: George Gu

Title: Executive Director

SCHEDULE 3(a)(ii)

MATERIALS LIST

(i) The Business License (original and any copies) and the Articles of Association (records as provided by Chinese authorities – originals not provided to Company) of the Company;

(ii) The Company's chop, finance chop, and legal representative chop;

(iii) USB Key (Bank of China), online banking and payment passwords of all the Company's bank accounts and other accounts in any financial institution;

(iv) Key to safe box, password, tax-control disk, invoice book, etc. (Zhong Xing Hua Audit Firm provides these third-party services);

(v) The Company's internal system documents and archives (very minimal, mostly consisting of bank account opening and business registration of Company).